Exhibit 99.1

Brownie’s Marine Group Completes Acquisition of Submersible Systems, Inc

Pompano Beach, Florida – September 9, 2021 – Brownie’s Marine Group, Inc. (OTCQB: BWMG), (“BWMG” or the “Company”), a leading developer, manufacturer and distributor of tankless dive equipment and high-pressure air and industrial compressors in the marine industry, today announced that it has completed the acquisition of Submersible Systems, Inc. (“Submersible Systems”), a manufacturer of lifesaving breathing systems based in Huntington Beach, California.

Submersible Systems produces Spare Air, a redundant air system that is currently being sold by BWMG with its multiple diver surface supplied air diving systems and currently anticipated to be sold in the near future with the recently launched BLU3 Nomad systems as good safety diving practice. BWMG estimates that most Nomad units will eventually be sold with a Spare Air system, BWMG believes may result in an increase in sales of Spare Air.

“We are excited to partner with the management team of Submersible Systems, which has a long history of providing life-saving equipment and is the perfect addition to our portfolio of companies. This is the first acquisition we have made since we began a strategic initiative to find companies that have unique technologies and manufacturing know-how in the industrial and recreational aquatic industries, and is the perfect size for a first transaction”, said Chris Constable, CEO of Brownie’s Marine Group, Inc. “Submersible Systems had revenue of approximately $1.8M in 2019 reduced by the effects of COVID on their customer base in 2020 to $1.4M. We believe that their balance sheet is strong, and they have excess capacity that will provide a warehousing or production advantage on the west coast.”

“Among the many things we liked about Submersible Systems was that they have been in business for approximately 40 years making quality products in the United States, just like we do here at Brownie’s,” said Robert Carmichael, Chairman of Brownie’s Marine Group, Inc. “They are also a U.S. government approved contractor, making life-saving devices that are relied upon by many militaries around the world, which will allow the combined entities to leverage combined technologies and expand the US government footprint of product offerings.”

Christeen Buban, CEO of Submersible Systems said, “the entire Submersible Systems team is excited about the merger with Brownies Marine Group. We look forward to creating synergy between our brands , and the opportunity to expand Spare Air’s reach to even more divers worldwide.”

BWMG’s acquisition of Submersible Systems is being done through a combination of equity and the assumption of debt. Newbridge Securities Corporation is acting as the exclusive M&A Advisor to Brownie’s Marine Group, Inc. and The Crone Law Group is acting as the Company’s legal counsel.

About Submersible Systems, Inc.

Submersible Systems has been manufacturing, assembling, and selling lifesaving breathing systems worldwide for forty years. One of only a handful of DOT/TC (DOT 3AL) approved manufactures of small aluminum cylinders in the USA, Submersible Systems produces several sizes of small high-pressure aluminum cylinders for many applications. Their brands include Spare Air, Spare Air Extreme, HEED and Easy Dive. The Company is headquartered in Huntington Beach, California. For more information, visit: www.submersiblesystems.com.

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., owns and operates a portfolio of companies with a concentration in the industrial, and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has three subsidiaries: Brownie’s Third Lung; BLU3, Inc.; and LW Americas. The Company is headquartered in Pompano Beach, Florida. For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2021, and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.

Contact Information: (954)-462-5570

investors@browniesmarinegroup.com

Investor Relations: Hayden IR

Contact: Brett Maas (646) 536-7331

brett@haydenir.com